EXHIBIT 10.25


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made effective as of June 1, 1998 by and between John
D. Johnson (hereafter "Johnson") and Cenex Harvest States Cooperatives, a Minnesota cooperative corporation (together with all affiliates, the "Company").

1.       The Employment Clause

         The Company hereby agrees to and does hereby employ Johnson as President and General Manager, and Johnson hereby agrees to continue in the employ of the Company as President and General Manager, for the period set forth in Paragraph 2 below (the period of employment) upon the other terms and conditions set forth in this Agreement. Upon the expiration or termination for any reason of service by Noel Estenson as CEO of the Company (which shall occur not later than December 31, 2000), Johnson shall automatically assume the position of CEO of the Company.

2.       Period of Employment; Termination of Agreement

         (a) The period of employment shall commence on the date of this Agreement and, subject only to the provisions of Paragraphs 6(b) and 6(c) below, relating, respectively, to death and disability, shall continue for a rolling three (3) year period, provided that Johnson's employment may be terminated by either party on at least thirty (30) days written notice, subject to the rights and obligations of the parties set forth herein.

         (b) Either party may terminate this Agreement and all of the rights and obligations of the parties hereunder, upon at least three (3) years' prior written notice to the other party.

3.       The Performance Clause

         Throughout the period of employment, Johnson agrees to devote his full time and attention during normal business hours to the business of the Company, except for earned vacations and except for illness or incapacity.

4.       The Compensation Clause

         (a) For all services to be rendered by Johnson in any capacity during the period of employment, Johnson shall be paid as annual compensation a base or fixed salary of at least $500,000. The Board will annually review Johnson's annual compensation and determine what is appropriate for a cost of living, merit increase, and/or increase in responsibilities or duties in connection with a business combination involving the Company.

         (b) Johnson shall be entitled to receive incentive compensation based on or comparable to the terms of the Executive Compensation Plan in effect for CENEX, Inc.

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                  immediately prior to the merger of CENEX, Inc. with and into
                  Harvest States Cooperatives.

         (d) During the term of his employment hereunder, Johnson shall be entitled to those employee benefits separately made available to him from time to time by the Board of Directors in its discretion.

         (e) The Company shall bear such ordinary and necessary business expenses incurred by Johnson in performing his duties hereunder as the Company determines from time to time, provided that Johnson accounts promptly for such expenses to the Company in the manner prescribed from time to time by the Company.

5.       Termination with Severance Allowance

         (a) Conditions for Severance Allowance and Amount. In the event of termination of the employment of Johnson by the Company during the period of employment for any reason other than for cause, as defined in (b) below, death or disability, the Company shall pay Johnson a severance allowance by continuing Johnson's base or fixed salary for three (3) years, plus continuing his family health insurance for at least one (1) year. Said severance allowance shall be in lieu of all other severance payable to Johnson under Company severance policies. Said severance shall be paid in semi-monthly installments, subject to normal withholding taxes. Failure of the Board of Directors to appoint Johnson CEO of the Company following termination or expiration of service by Noel Estenson as CEO of the Company (not later than December 31, 2000) shall be deemed to constitute an event of termination without cause and entitle Johnson to receive the severance allowance provided in this Agreement.

         (b) Definition of "For Cause". For the purpose of this Agreement, termination of Johnson's employment shall be deemed to have been for cause (and in which case the Company shall have no obligation to Johnson whatsoever) only:

                  (i) if termination of Johnson's employment shall have been the result of an act or acts of fraud, theft or embezzlement on the part of Johnson which, if convicted, would constitute a felony and which results or which is intended to result directly or indirectly in gain or personal enrichment of Johnson at the expense of the Company; or

                  (ii) if termination of Johnson's employment results from Johnson's willful and material misconduct, including willful and material failure to perform his duties, and Johnson has been given written notice by the Board of Directors with respect to such and Johnson does not cure within a reasonable time; or


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                  (iii)    if there has been a breach by Johnson during the
                           period of employment of the provisions of Paragraph 3 above, relating to the time to be devoted to the affairs of the Company, and with respect to any alleged breach of Paragraph 3 hereof, Johnson shall have substantially failed to remedy such alleged breach within thirty days from Johnson's receipt of notice from the Board of Directors.

         (c) Request and Release. In order to obtain the severance allowance provided for in this Agreement, Johnson must submit a request for severance and must sign a complete release of all claims. The Company shall have no obligation to pay any severance allowance unless and until Johnson shall have submitted the request for severance and signed a full and complete release of all claims, to be drafted by Legal Counsel for the Company.

6.       Termination without Severance Allowance

         (a) Voluntary Termination by Johnson. In the event of voluntary termination by Johnson, the Company shall not owe Johnson any severance allowance and Johnson shall not, for a period of three (3) years from the date of termination, directly or indirectly participate anywhere in the continental United States in any activities which are in competition or conflict with the activities of the Company or any Company subsidiary or affiliate, including, but not limited to, managing, consulting, operating, controlling, owning or having an ownership interest in, being employed by, or being connected with the management, operation or control of, any business which is of the same or similar type of business in which the Company or any Company subsidiary or affiliate presently engage, or hereafter engage during the term of this Agreement, or which competes with, or reasonably could be expected to compete with, the Company or any Company subsidiary or affiliate. Notwithstanding any provision herein, Johnson shall be entitled to receive, to the date of termination, base or fixed compensation plus a prorated amount of Executive Compensation.

         (b) Death. In the event of Johnson's death during the period of employment, the legal representative of Johnson shall be entitled to the base or fixed salary provided for in Paragraph 4(a) above for the month in which death shall have occurred, at the rate being paid at the time of death, and the period of employment shall be deemed to have ended as of the close of business on the last day of the month in which death shall have occurred but without prejudice to any benefits, such as life insurance, otherwise due in respect of Johnson's death.

         (c)      Disability.

                  (i) In the event of Johnson's disability during the period of employment, Johnson shall be entitled to an amount equal to the base or fixed salary provided for in


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                           Paragraph 4(a) above, at the rate being paid at the
                           time of the commencement of disability, for the period of such disability but not in excess of twelve
                           (12) months from the beginning of the period that establishes such disability, as described in Paragraph 6(c)(iii) below.

                  (ii) The amount of any payments due under Paragraph 6(c)(i) shall be reduced by any payments to which Johnson may be entitled for the same period because of disability under any disability or pension plan of Harvest States or of any division, subsidiary, or affiliate thereof, or as the result of workers' compensation or nonoccupational disability payments received from any government entity.

                  (iii) The term "Disability" as used in this Agreement, shall mean an illness or accident occurring during the period of employment which prevents Johnson from performing the essential functions of his job under this Agreement, with reasonable accommodations (as defined by federal and Minnesota disability laws), for a period of six consecutive months. The period of employment shall be deemed to have ended as of the close of business on the last day of such six-month period but without prejudice to any payments due Johnson from any disability policy or disability insurance.

7.       Successor in Interest

         This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets, but, except to any such successor, purchaser, or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto.

8.       Construction

         Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.       Governing Laws

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.


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10.      Notices

         Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, sent by Certified Mail, Return Receipt
         Requested:

         If to Johnson:       John D. Johnson
                              51 Dellwood Cove
                              Dellwood, MN 55110

         If to the Company:   Chairman of the Board of Directors
                              Cenex Harvest States Cooperatives
                              5500 CENEX Drive
                              Inver Grove Heights, MN 55077

         With a copy to:      Legal Department
                              Cenex Harvest States Cooperatives
                              5500 CENEX Drive
                              Inver Grove Heights, MN 55077

11.      Entire Agreement

         This Agreement shall constitute the entire agreement between the parties, superseding all prior agreements, and may not be modified or amended and no waiver shall be effective unless by written document signed by the Chairman of the Board and Johnson.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

                                         CENEX HARVEST STATES COOPERATIVES



/s/ John D. Johnson                      By: /s/ Elroy Webster
------------------------------------         -----------------------------------
John D. Johnson                              Elroy Webster
                                             Office of the Chair



                                         By: /s/ Gerald Kuster
                                             -----------------------------------
                                             Gerald Kuster
                                             Office of the Chair


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